Prospectus Supplement No. 1	Filed Pursuant to Rule 424(B)(3)
(To Prospectus dated December 19, 2008)	Registration No. 333-154974

66,068,966 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

This prospectus supplement supplements the prospectus dated December 19, 2008, which we refer to as the “prospectus,” relating to the resale, from time to time, by the selling stockholders named therein, or their respective transferees, pledgees, donees or their successors, of any shares of our common stock, par value $0.001 per share, issuable upon conversion of our 20% senior secured third lien notes due 2015 in the aggregate principal amount of $18.0 million, which we refer to as the “Convertible Notes,” and of other outstanding shares of our common stock held by certain selling stockholders.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 of the prospectus to read about risk factors you should consider before buying shares of our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 8, 2009.

SELLING STOCKHOLDERS

The information in the table appearing under the heading “Selling Stockholders” in the prospectus is amended by adding the information with respect to certain selling stockholders listed below who were not previously listed in the prospectus and who obtained the Convertible Notes convertible into the shares of common stock listed below from one or more selling stockholders who were previously listed in the prospectus and updating the information with respect to certain selling stockholders listed below whose beneficial ownership has changed from that previously listed in the prospectus.  Each of the selling stockholders listed below, or their respective transferees, pledgees, donees or their successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus supplement and the prospectus, as provided in the prospectus under the section entitled “Plan of Distribution” and in any additional applicable prospectus supplements.  However, we do not know when or in what amount the selling stockholders may offer their shares for sale under this prospectus supplement and the prospectus.

The information below is based on information provided by or on behalf of the selling stockholders listed below.  The percentages of beneficial ownership are based on 176,253,940 shares of common stock outstanding on September 4, 2009.  Unless otherwise indicated and subject to community property laws where applicable, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

	Beneficial Ownership Prior to Offering		Maximum Number of Shares Offered in This Offering	Beneficial Ownership After Offering
Name of Selling Stockholder	Number of Shares of Common Stock	Percentage		Number of Shares of Common Stock	Percentage
Greywolf Capital Partners II LP (1)	1,231,034	*	1,231,034	–	*
GCP II SPV I (1)	148,275	*	148,275	–	*
Greywolf Capital Overseas Master Fund (1)	2,165,517	1.2%	2,165,517	–	*
GCOF SPV I (1)	662,068	*	662,068	–	*

*	Less than one percent.

(1)
Greywolf Capital Partners II LP (“PII”), GCP II SPV I, Greywolf Capital Overseas Master Fund and GCOF SPV I (collectively, the “Greywolf Funds”) are deemed to beneficially own as of September 4, 2009 the respective number of shares of common stock listed next to their names in the table above, which are issuable upon conversion of the Convertible Notes.  Greywolf Advisors LLC (“the General Partner”), as general partner to PII, may be deemed to be the beneficial owner of the common stock beneficially owned by PII.  Greywolf Capital Management LP (the “Investment Manager”), as investment manager to the Greywolf Funds, may be deemed to be the beneficial owner of the shares of common stock beneficially owned by each Greywolf Fund.  Greywolf GP LLC (the “Investment Manager General Partner”), as general partner of the Investment Manager and the General Partner, may be deemed to be the beneficial owner of the common stock beneficially owned by each Greywolf Fund.  Jonathan Savitz, as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of the common stock beneficially owned by each Greywolf Fund.  Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Mr. Savitz disclaims any beneficial ownership of the shares of common stock indicated in above table.  The address of each listed entity is c/o Greywolf Capital Management LP, 4 Manhattanville Road, Suite 201, Purchase, NY 10577.